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                      Interactive Flight Technologies, Inc.
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                (Name of Registrant as Specified in its Charter)

                            OCEAN CASTLE PARTNERS LLC
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                   (Name of Person(s) Filing Proxy Statement)



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FOR IMMEDIATE RELEASE


                                             Contact:  Larry Dennedy
                                                       MacKenzie Partners, Inc.
                                                       (212) 929-5500



         OCEAN CASTLE PARTNERS, LLC PROPOSES NEW BOARD OF DIRECTORS FOR
                      INTERACTIVE FLIGHT TECHNOLOGIES, INC.

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     Philadelphia, PA, August 27, 1998 -- Ocean Castle Partners, LLC announced today that it has proposed a new slate of directors to replace the existing Interactive Flight Technologies, Inc. (NASDAQ Smallcap: FLYT) Board pursuant to a solicitation of consents in lieu of an annual meeting of shareholders. The Board proposed by Ocean Partners would be committed to increasing shareholder value for ALL shareholders of Interactive Flight Technologies, Inc.

     Ocean Partners has entered into an agreement with other shareholders, whereby Ocean Partners and its affiliate currently have proxies to vote and thereby may be deemed to beneficially own approximately 33.8% of the Company's outstanding voting power.

     Ocean Partners has filed preliminary consent solicitation materials with the Securities and Exchange Commission asking fellow shareholders to support an immediate replacement of the Company's current Board of Directors. Ocean Partners intends to begin soliciting consents from Interactive Flight Technologies, Inc. shareholders as soon as it clears SEC comments on its solicitation materials.

     The Ocean Group has proposed the following three candidates for the Interactive Flight Technologies, Inc. Board:

     IRWIN L. GROSS, 54, a founder of ICC Technologies, Inc., a publicly held company listed on NASDAQ National Market, which is currently engaged in Internet related technology, was the chairman and a director since the Company's inception in May, 1984. Since 1988, ICC has been engaged in the design, manufacturing and marketing of innovative climate control systems. Mr. Gross retired from that company in July, 1998 to pursue an array of investment strategies. In addition, Mr. Gross had served as the chief executive officer of Engelhard/ICC, a joint venture between ICC and Englehard which was the successor to ICC's business and which ICC Technologies, Inc. from its formation in February, 1994 to its restructuring in February, 1998, was a fifty percent (50%) partner with Engelhard Corporation. In February 1998, Engelhard/ICC was restructured. In April, 1998, ICC acquired by merger Rare Medium, Inc. which is an Internet service provider. Mr. Gross was also a founder of Interdigital Company


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(AMEX) and served as a director and executive vice president until April,
1984. Mr. Gross has served as a consultant to, investor in and director of, numerous publicly held and private companies. Mr. Gross also serves on the board of directors of several charitable organizations. Mr. Gross has a Bachelor of Science degree in Accounting from Temple University and a Juris Doctor degree from Villanova University.

     CHARLES T. CONDY, 58, had been a director of ICC Technologies, Inc. since June, 1996. Mr. Condy is the founder, chairman and chief executive officer of Next Century Restaurants, Inc., a private company which is the owner of Aqua, and Charles of Nob Hill, both of which are in San Francisco. He is founder and has been chairman and chief executive officer of Proven Alternatives, Inc., a privately held international energy management company, since 1991. Mr. Condy was chairman and chief executive officer of California Energy Company, Inc., a geothermal energy company which he founded in 1971, and which became the largest geothermal energy company in the world. Prior to founding California Energy Company, Mr. Condy was executive vice president-Western region of John Nuveen and Company, members of the New York Stock Exchange. In the public policy area, Mr. Condy helped found and has served as board member of the Business Council for Sustainable Energy Future and the Coalition for Energy Efficiency and Renewable Technologies. Mr. Condy currently advises the U.S. Department of Energy, the U.S. Agency for International Development, and the U.S. Asian Environmental Partnership on energy efficiency technology transfer and related funding to developing economies.

     STEPHEN SCHACHMAN, 54, is presently a private consultant and is the owner of his own consulting firm, Public Affairs Management, located in the suburban Philadelphia area. From 1992 to 1995 he was an executive officer and consultant to Penn Fuel Gas Company, a supplier of natural gas products. Prior thereto, he was an attorney with the Philadelphia law firm of Dilworth, Paxson, Kalish & Kaufman. Mr. Schachman was also executive vice president of Bell Atlantic Mobile System and prior thereto, president of the Philadelphia Gas Works, the largest municipally owned gas company in the United States.

     Ocean Castle Partners, LLC is a recently formed Delaware limited liability company, in which Irwin L. Gross is the president and sole member.

     CERTAIN ADDITIONAL INFORMATION: Ocean Castle Partners, LLC ("Ocean Partners") will be soliciting consents for the proposals set forth in its Preliminary Consent Statement currently on file with the Securities and Exchange Commission. The following persons may be deemed to be participants in the solicitation by Ocean Partners: Ocean Partners which may be deemed to beneficially own 2,231,111 shares of the Company's Class B Common Stock which represents approximately 33.8% of the outstanding voting power of the Company and Irwin L. Gross who could be deemed to beneficially own the above described shares of Class B Common Stock, as well as the beneficial owner of 52,000 shares of Class A Common Stock. To the best of Ocean Partners' knowledge, none of the other persons who may be deemed participants currently own any shares of common stock of Interactive Flight Technologies, Inc.